POWER OF ATTORNEY
J.P. MORGAN TAXABLE PUTTERS/TAXABLE DRIVERS, SERIES T0008 TRUST (the “Company”) hereby appoints Ms. Deirdre Brady (an “Attorney-In-Fact”) of Ashurst LLP (the “Firm”), Times Square Tower, 7 Times Square, 42nd Floor, New York, NY 10036, as its duly appointed attorney-in-fact to bind the Company and to sign, deliver and electronically file with the U.S. Securities and Exchange Commission’s EDGAR system on behalf of the Company any Form ID, Form 3 and Form 4, and other documents related to its security position and any and all amendments or modifications thereof and other undertakings of the Company as directed orally or in writing by JPMorgan Chase Bank, N.A., as Trustor for the Company or in writing by a duly authorized officer or representative of the Company.
The powers granted are to be given the widest possible interpretation so as to permit and enable the purpose for which they have been granted.
This Power of Attorney shall be construed in accordance with and governed by the laws of New York.
This Power of Attorney shall expire in six (6) months from the date hereof unless expressly revoked by the Company prior to said date, in which case this Power of Attorney will immediately be terminated.
All persons relying on this Power of Attorney are advised that (a) this Power of Attorney is executed and delivered by U.S. Bank Trust National Association (“USB”), not individually or personally but solely as trustee of the Company, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements on the part of the Company made herein or in any document executed, delivered or filed by the Attorney-In-Fact on behalf of the Company is made and intended not as personal representations, undertakings and agreements by USB but made and intended for the purpose of binding only the Company, (c) nothing herein contained or contained in any document executed, delivered or filed by the Attorney-In-Fact shall be construed as creating any liability on USB, individually or personally, to perform any covenants, either expressed or implied, contained herein or therein, all personal liability, if any, being expressly waived by the parties hereto and by reliance on this Power of Attorney, the parties to any document executed, delivered or filed by the Attorney-In-Fact and by any person claiming by, through or under the parties hereto or thereto, and (d) under no circumstances shall USB be personally liable for the payment of any indebtedness or expenses of the Company or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Company or by the Attorney-In-Fact on behalf of the Company.

IN WITNESS WHEREOF this Power of Attorney has been executed and delivered on March 1, 2012.
J.P. MORGAN TAXABLE PUTTERS/TAXABLE DRIVERS, SERIES T0008 TRUST
By: U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Ian M. Watson
Name: Ian M. Watson
Title: Authorized Signatory

ACKNOWLEDGEMENT
State of New York
County of New York
On the 1st day of March in the year 2012 before me personally appeared, Ian M. Watson, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.
/s/ Yvette Rivera
(Signature and office of individual taking acknowledgement.)
Yvette Rivera
Notary Public, State of New York
No. 01RI5019091
Qualified in Queens County
Certificate Filed in New York County
Commission Expires October 12, 2013

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